UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 19, 2011

Commission File Number 000‑20740
Epicor Software Corporation
(Exact name of registrant as specified in its charter)

Delaware	33‑0277592
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

18200 Van Karman Avenue, Suite 1000
Irvine, CA	92612-1023
(Address of principal executive offices)	(Zip Code)
(949) 585-4000
(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers, Compensatory Arrangements of Certain Officers.

Appointment of Pervez Qureshi as President and Chief Executive Officer

On May 19, 2011, Pervez Qureshi, 54, was appointed President and Chief Executive Officer of Epicor Software Corporation (“Epicor” or the “Company”), effective May 23, 2011. There are no arrangements or understandings between Mr. Qureshi and any other persons pursuant to which Mr. Qureshi was selected as the President and Chief Executive Officer. Since the beginning of the Company's last fiscal year, there was no transaction or series of similar transactions, and other than ongoing negotiations of an employment agreement related to his appointment, there is not any currently proposed transaction or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which Mr. Qureshi, or members of his immediately family, had or will have a direct or indirect material interest.
In connection with his appointment as President and Chief Executive Officer, Mr. Qureshi and the Company are currently negotiating the terms and conditions of a management retention agreement covering the terms of Mr. Qureshi's employment with the Company (the “Qureshi Employment Agreement”). The Qureshi Employment Agreement has not yet been finalized or executed by the parties.
From 2006 through his appointment on May 19, 2011, Mr. Qureshi served as CEO and President of Activant Solutions Inc. (“Activant”), which along with Epicor, is being operated as a combined business following the acquisition of both companies by funds advised by Apax Partners on May 16, 2011. From 2004 to 2006, Mr. Qureshi served as Activant's Chief Operating Officer and Executive Vice President. Prior to joining Activant, Mr. Qureshi was President and Founder of a management consulting company. He has also held senior positions at Harvest Software, Metaphor Computer Systems, Hewlett-Packard and IBM. Mr. Qureshi has an MBA from the Darden Graduate School of Business at the University of Virginia and a B.S.E.E degree from the University of Lowell in Massachusetts.

Appointment of Kathy Crusco as Chief Financial Officer and Executive Vice-President

On May 19, 2011, Kathy Crusco, 46, was appointed the Chief Financial Officer and Executive Vice-President of Epicor, effective May 23, 2011. There are no arrangements or understandings between Ms. Crusco and any other persons pursuant to which Ms. Crusco was selected as the Chief Financial Officer and Executive Vice-President of Finance and Administration. Since the beginning of the Company's last fiscal year, there was no transaction or series of similar transactions, and other than ongoing negotiations of an employment agreement related to her appointment, there is not any currently proposed transaction or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which Ms. Crusco, or members of her immediately family, had or will have a direct or indirect material interest.

In connection with her appointment as Chief Financial Officer and Executive Vice-President, Ms. Crusco and the Company are currently negotiating the terms and conditions of a management retention agreement covering the terms of Ms. Crusco's employment with the Company (the “Crusco Employment Agreement”). The Crusco Employment Agreement has not yet been finalized or executed by the parties.

Beginning in 2007 and continuing until her recent appointment, Ms. Crusco served as Chief Financial Officer for Activant. During such time she also served as Sr. Vice President and ultimately, Executive Vice-President. Ms. Crusco joined Activant with over 20 years of experience serving in a variety of financial roles at Documentum Inc., Adaptec and Price Waterhouse LLP. Ms. Crusco also served as Vice President of Worldwide Finance for Polycom Inc. She graduated from California State University, Chico with a bachelor's degree in business with an emphasis in accounting.

Former Epicor Executives

Mr. L. George Klaus' position as the Company's Chief Executive Officer and President ended effective May 23, 2011. Mr. Klaus is expected to remain with Epicor as non-executive Chairman of the Board of Epicor.

Mr. Michael Pietrini's position as the Company's Chief Financial Officer and Executive Vice-President of Finance and Administration ended effective May 23, 2011.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EPICOR SOFTWARE CORPORATION
Date: May 24, 2011	By: /s/ JOHN D. IRELAND
John D. Ireland
Senior Vice President and General Counsel